DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # C7765-2001
Document Number: 20060421538-51

Date Filed: 6/30/2006 11:37:47 AM
In the office of
Dean Heller
Secretary of State

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation: China Digital Communication Group

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:
The designation of convertible preferred stock shall be Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the "Series A Preferred Stock"). The number of Series A Preferred Stock which the Corporation shall be authoized to issue shall be seven million five hundred seventy five thousand seven hundred fifty-seven (7,575,757) shares.
(see Attachment A)

Common Stock is 140,000 @ .001

3. Effective date of filing (optional): June 30, 2006
(must not be later than 90 days after the certificate is filed)

4. Officer Signature: Ran Liang

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK
($0.001 PAR VALUE PER SHARE)

OF

CHINA DIGITAL COMMUNICATION GROUP

1. General.

(a) Designation and Number. The designations of convertible preferred stock created by this resolution shall be Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock which the Corporation shall be authorized to issue shall be seven million five hundred seventy five thousand seven hundred fifty seven (7,575,757) shares.

(b) Priority. The Series A Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank (i) on a parity with the Common Stock (as if the Series A Preferred Stock had been converted into Common Stock), and (ii) junior to any other class of Preferred Stock established after the Original Issue Date by the Board of Directors of the Corporation the terms of which expressly provide that such class will rank senior, as to liquidation rights or otherwise, to the Series A Preferred Stock (collectively referred to as "Senior Securities").

2. Certain Definitions.

(a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated below:

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Nevada are authorized or obligated by law or executive order to close.

"Board of Directors" means the Board of Directors of the Corporation.

"Common Stock" means the Corporation's Common Stock, as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

"Junior Stock" shall mean any capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preferences, rights and powers.

"Original Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

"Person" or "person" means an individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

"Preferred Stock" means the Corporation's Preferred Stock, as presently authorized by the Certificate of Incorporation and as such Preferred Stock may hereafter be changed or for which such Preferred Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

"Senior Securities" shall have the meaning set forth in **Section 1(b)** above.

"Subsidiary", with respect to any Person, means any corporation, association or other entity controlled by such Person. For purposes of this definition "control", with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b) The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

(c) References herein to the Certificate of Incorporation include such Certificate as amended by this Certificate of Designations.

3. Voting Rights.

(a) Each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Company, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to any such matters as to which holders of the Series A Preferred Stock shall be entitled to vote, each issued and outstanding share of Series A Preferred Stock shall entitle the holder thereof to cast seven votes.

4. Dividend Rights.

(a) General. If any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its common stock) on Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and the Series A Preferred Stock. The holders of the Series A Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Corporation entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Preferred Stock are then convertible as provided in **Section 5**; *provided, however,*

that if the Corporation declares and pays a dividend on the Common Stock consisting of Common Stock to which the anti-dilution adjustment in subparagraph (i) of Section 5(e) is applicable and for which an adjustment thereunder is made, then no such dividend will be paid to holders of Series A Preferred Stock, and in lieu thereof the anti-dilution adjustment in subparagraph (i) of Section 5(e) shall apply. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described. Series A Preferred Stock shall rank junior, as to dividends, to any other class of Preferred Stock established after the Original Issue Date by the Board of Directors of the Corporation the terms of which expressly provide that such class will rank senior, as to dividends to the Series A Preferred Stock.

(b) Senior Securities. If at any time any dividends on Senior Securities shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Preferred Stock or Common Stock unless and until all accumulated and unpaid dividends with respect to the Senior Securities, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest.

5. Conversion of Series A Preferred Stock into Common Stock.

(a) Conversion of Series A Preferred Stock. On June 29, 2011, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(b) Number of shares of Common Stock Issuable upon Conversion. The number of shares of Common Stock to be issued upon conversion of shares of any Series A Preferred Stock shall be issued at the rate (the "Conversion Rate") of one share of Common Stock for every one share of Series A Preferred Stock. The Conversion Rate shall be subject to adjustment from time to time in accordance with subpart (c) of this Section 5.

(c) Antidilution Adjustments. The Conversion Rate shall be adjusted from time to time in certain cases as follows:

(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Corporation shall, at any time or from time to time, (a) subdivide the outstanding Common Stock, (b) combine the outstanding Common Stock into a smaller number of shares, or (c) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case, the Conversion Rate in effect at the time of the effective date of such subdivision, combination or reclassification shall be adjusted to that rate which will permit the number of shares of Common Stock into which the Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or

reduced in connection with such subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) Fractional Shares. Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares of Common Stock, the Corporation shall round upward any fractional shares of Common Stock to the nearest whole number

6. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall participate with the holders of the Common Stock on distributions or payments in proportion to their holdings assuming that such shares of Preferred Stock had been converted, on the record date for determining the stockholders entitled to receive distributions or payments, into the maximum number of shares of Common Stock into which such shares of Preferred Stock are then convertible as provided in **Section 5**. A consolidation or merger of the Corporation into or with another corporation or corporations in which the Corporation is not the successor, or the sale of all or substantially all of the assets of the Corporation to another corporation or any other entity, shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this **Section 6**.

7. Lock-Up. The holders of the Series A Preferred Stock will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by such holders or any affiliate of the holders or any Person in privity with such holders or any affiliate of the holders), directly or indirectly, any shares of Series A Preferred Stock, until the period ending on June 29, 2011.

8. Notices. Except as otherwise expressly provided herein, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered personally, sent by reputable express courier services (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. mail (i) to the holder of a share of Series A Preferred Stock, at the holder's address as it appears in the records of the Corporation or at such other address as any such holder may otherwise indicate in a written notice delivered to the Corporation or (ii) to the Corporation, at its principal executive offices or at such other address as the Corporation may otherwise indicate in a written notice delivered to each holder of shares of Series A Preferred Stock. All such notices, requests, demands, consents and other communications shall be deemed to have been received two (2) days after so delivered, sent or deposited. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by facsimile, when received, unless otherwise expressly specified or permitted by the terms hereof.

9. Payment. All amounts payable in cash with respect to the Series A Preferred Stock shall be payable in United States dollars at the principal executive office of the Corporation or, at the option of the Corporation, by check mailed to such holder of the Series A

Preferred Stock at its address set forth in the register of holders of Series A Preferred Stock maintained by the Corporation. Any payment on the Series A Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

10. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended as permitted herein from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as it may be amended from time to time as permitted herein) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.